FILED PURSUANT TO RULE 424(B)(3)
REGISTRATION NO. 333-195429

AXA Equitable Life Insurance Company

Supplement dated August 24, 2015 to the current variable annuity prospectuses

This Supplement updates certain information in the most recent prospectus and statement of additional information you received and in any supplements to that prospectus and statement of additional information (collectively, the ‘‘Prospectus’’). You should read this Supplement in conjunction with the Prospectus and retain it for future reference. Unless otherwise indicated, all other information included in the Prospectus remains unchanged. The terms and section headings we use in this Supplement have the same meaning as in the Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service group referenced in the Prospectus.

The purpose of this Supplement is to provide information to contract owners in Maine. Please note that on or about August 24, 2015, the following change will be effective:

If you reside in the state of Maine and if for any reason you are not satisfied with your contract, you may return it to us for a full refund. To exercise this cancellation right, you must return the contract directly to our processing office within 15 days after you receive it.

Note: For EQUI-VEST® Series certificate and/or contract owners in Maine, this change will be effective on or about October 19, 2015.

Distributed by affiliate AXA Advisors, LLC and for certain contracts co-distributed by affiliate AXA Distributors, LLC 1290 Avenue of the Americas New York, NY 10104.

Copyright 2015 AXA Equitable Life Insurance Company. All rights reserved.

AXA Equitable Life Insurance Company

1290 Avenue of the Americas New York, NY 10104

212-554-1234

IM-45-15 (8/15)
Global Annuities - New Biz	154168 (8/15)
#78709